MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU Filed January 20, 1994

Articles of Incorporation

Article I
The name of the corporation is:   Michigan Empire Banc Corporation


Article II
The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

In particular, the Corporation is formed for the purpose of engaging in activities authorized to be performed by bank holding companies pursuant to The Bank Holding Company Act of 1956, as amended, being 12 U.S.C. 1841.


Article III
The total authorized shares:
1.  Common Shares - 5,000,000 shares with $5.00 par value
    Preferred Shares - 2,000,000 shares with $1.00 par value
2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: See Attachment.


Article IV
The address of the registered office is:
  1227 East Front Street, Traverse City, Michigan  49684

The name of the resident agent at the registered office is:
  William T. Fitzgerald, Jr.


Article V
The name and address of the incorporator is as follows:
  William T. Fitzgerald, Jr., 1227 East Front Street, Traverse City, MI  49684


Use space below for additional or for continuation of previous Articles. Please identify any Article being continued or added. Attach additional pages if needed.

See Attachment for Articles VI, VII, VIII, and IX.


I (We), the incorporator(s) sign my (our) name(s) this 18th day of January, 1994.

/s/ William T. Fitzgerald, Jr.
------------------------------
William T. Fitzgerald, Jr.


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ATTACHMENT

Article III
2. A statement of the relative rights, preferences, and limitations of the shares of each class of stock is as follows:

Common Stock.
Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of the funds of this Corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of this Corporation and the right to vote on all other matters, except those matters in which a separate class of this Corporations' shareholders vote by class or series. Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive distributions legally payable to shareholders on the liquidation of this Corporation.

Preferred Stock.
The shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares therefor. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established, including, without limitation, the rate of dividend, whether the dividend shall be cumulative, whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, the amount payable upon shares in the event of voluntary or involuntary liquidation, sinking fund provisions, if any, for the redemption or purchase of shares, the terms and conditions, if any, on which shares may be converted, and voting rights, if any.


Article VI

    In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination Transaction or a proposal by another person or persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i)the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and
(iii) the competence, experience, and integrity of the acquiring person or persons and its or their management.

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To the extent that a greater vote is not required by the Michigan Business
Corporation Act, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or authorization of any Business Combination Transaction with a Related Person, or any Business Combination Transaction in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly approved the Business Combination Transaction by at least a two-thirds (2/3) vote of such Continuing Directors, or (ii) all of the following conditions are satisfied:

(A) The Business Combination Transaction is a merger or consolidation and cash or fair market value of property, securities, or other consideration to be received per share by holders of Common Stock of the Corporation (other than such Related Person) in the Business Combination Transaction is at least equal in value to such Related Person's Highest Purchase Price;

(B) After such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the Corporation and prior to the
consummation	 of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial
Owner of not less than ten percent (10%) of the Voting Stock, or (ii) as a result of a pro rata stock dividend or stock split; and

(C) Prior to the consummation of such Business Combination Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.


For the Purpose of this Article
(i) The term "Business Combination Transaction" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation,
(b) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including, without limitation, a mortgage or any other security device of all or any substantial part of the assets either of the Corporation or of a subsidiary of the Corporation, (c) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of an entity to the Corporation or a subsidiary of the Corporation, (d) the issuance, sale, exchange, transfer, or other disposition by the Corporation of the capital stock of any subsidiary of the Corporation, (e) any recapitalization or reclassification of the Corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off, split-up, or dissolution of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination Transaction.

(ii) The term "Related Person" shall (a) mean and include any individual, corporation, partnership, group, association, or other person or entity which, together with its affiliates and the associates, is the Beneficial Owner of
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not less than ten percent (10%) of the voting stock of the Corporation (x) at the time the definitive agreement providing for the Business Combination Transaction (including any amendment thereto) was entered into, (y) at the time a resolution approving the Business Combination Transaction was adopted by the Board of Directors of the Corporation, or (z) as of the record date for the determination of shareholders entitled to notice of and to vote on, or consent to, the Business Combination Transaction, and (b) shall mean and include any affiliate or associate of any such individual, corporation, partnership, group, association, or other person or entity; provided, however. and nothwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any plan when acting in such capacity.

(iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities and Exchange Act of 1934; provided, however, and without limitation, any individual, corporation, partnership, group, association, or other person or entity which has the right to acquire any Voting Stock at any time in the future whether such right is contingent or absolute, pursuant to any agreement, arrangement, or understanding upon exercise of the rights, warrants, or options, or otherwise, shall be "Beneficial Owner" of such Voting Stock.

(iv) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation within two (2) years prior to the date such Related Person became the Beneficial Owner of not less than ten (10%) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the 30-day period preceding the date in question, or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith.

(v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided, however, that if the Corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be case by such shares.

(vi) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters (3/4) of the Continuing Directors then on the Board.


Article VII

Directors of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. This Article VII shall not apply and shall not eliminate personal liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

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(iii) for a violation of Section 551(1) of the Michigan Business Corporation
Act, or (iv) for any transaction from which the director derived an improper personal benefit.


Article IX

The business and affairs of the Corporations shall be managed by or under the direction of the Board of Directors, the Directors being elected and appointed as required by the Bylaws of the Corporation.


Article X

The Corporation reserves the right to amend and repeal all provisions contained in these Articles of Incorporation by a vote of shareholders;
to the extent that a greater vote is not required by the Michigan Business Corporation Act, the amendment or repeal of all articles except Article VI shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting stock of the Corporation and the amendment or repeal of Article VI shall require the affirmative vote of the holders of not less than eighty percent (80%) of the voting stock of the Corporation.